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                                                                    EXHIBIT 99.1

From:    Hifn                                                        [HIFN LOGO]
         750 University Avenue
         Los Gatos, CA 95032

Contact: William R. Walker, Vice President and Chief Financial Officer
         408-399-3537
         wwalker@hifn.com

                  HIFN COMPLETES $33 MILLION PRIVATE PLACEMENT

         LOS GATOS, CALIF., FEBRUARY 6, 2004 - hi/fn, inc. ("Hifn") (Nasdaq:
HIFN) announced today that it has completed a private placement of approximately
2.2 million shares of common stock for aggregate proceeds of approximately $33 million with a group of institutional investors, including existing stockholders of Hifn. C.E. Unterberg, Towbin has acted as lead financial advisor, with Needham & Company, Inc. as co-financial advisor, with respect to the transaction. Hifn intends to apply the net proceeds for working capital and general corporate purposes, as well as for strategic purposes in connection with selected acquisitions that may be considered in the future to expand its product and service offerings.

         The common stock sold to the investors has not been registered under the Securities Act of 1933. Accordingly, these shares may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. Hifn has agreed to file a registration statement covering resales of these shares by the investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock.

About Hifn

         Hifn, Inc. of Los Gatos, California makes integrated circuits and software for network infrastructure developers. Hifn's integrated data flow technology enables secure intelligent networks with compression, encryption and application-aware classification. This is central to the growth of the Internet, helping to make electronic mail, web browsing, Internet shopping and multimedia communications better, faster and more secure. Most of the major network equipment manufacturers use Hifn's patented technology to improve packet processing. More information on the company is available from the company's SEC filings. Additional product information can be obtained from the Hifn Website at http://www.hifn.com. Hifn is traded on the NASDAQ National Market under the symbol HIFN.